CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2022, relating to the financial statements and financial highlights of Perritt Funds, Inc., comprising Perritt MicroCap Opportunities Fund and Perritt Ultra MicroCap Fund, for the year ended October 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.
Chicago, Illinois
February 27, 2023